Exhibit 99.2 PACIFIC SOFTWORKS ANNOUNCES INVESTMENT AND STRATEGIC ALLIANCE WITH FINANCIAL SERVICES PROVIDER NETWORK


NEWBURY PARK, CA _ December 16, 1999 _ Pacific Softworks, Inc. (NASDAQ:
PASW), a leading developer of embedded Internet and Web-related software for the Information Appliances market, today announced that it has formed a strategic alliance and has made an equity investment in Financial Services Provider Network, Inc. ("FSPN"), a private firm, making a significant contribution as a developer of software for the banking industry.

FSPN will begin to market its proprietary software program to the banking industry in the first quarter of 2000. FSPN's software is being developed to be compatible with both Red Hat Linux and Microsoft Windows.

Pacific Softworks has invested $1,000,000 to date, and has the right to invest up to an additional $2,000,000. The two companies will endeavor to develop areas of common interest.

Glenn Russell, Chairman of the board of Pacific Softworks said, "Our strategic relationship with FSPN enables access to new vertical markets for Pacific. Given the breadth of opportunities in financial applications enabled by the Internet, we believe that our competencies are complementary."

William Sliney, President of Pacific Softworks, said, "We believe that our new relationship with FSPN will prove to be a significant investment opportunity and yield solid strategic benefits." Pacific Softworks core technologies may be sold to banking customers. These services could include low cost embedded kiosk technology, based around Pacific Softworks'embedded micro browser and network management software. This capability could enable bank customers to access and transact their financial activities from low cost and strategically located kiosks, a major market thrust of Pacific Softworks.


Pacific Softworks, Inc.

Pacific Softworks, Inc. is a leader in the embedded software and Internet appliance market. Pacific Softworks develops and licenses Internet and Web related software and software development tools. The company's products enable Internet and Web based connectivity in embedded displays. The Company's products are used throughout the Internet and in information appliances, which are Internet-connected versions of everyday products, such as vending machines, in-store displays, set-top boxes and other digitally-based devices.
Pacific Softworks is headquartered in Newbury Park, California.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including but not limited to timely development, acceptance and pricing of new products, the impact of competitive products and pricing, the ability of FSPN, a newly formed development stage company to implement its business plan, and other risk factors detailed in the company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Pacific Softworks, Inc.        		Georgette W. Pagano
                       				     	Investor Relations
           	            			     	georgette@pacificsw.com
           				                 	www.pacificsw.com
                       					     805-499-7722

Financial Public Relations:	      Kevin Spencer
                               			Excel Financial Services
                               			EFSI_2000@yahoo.com
                               			561-997-5828